Exhibit 99.1

Celsion Reports Second Quarter 2011 Financial Results and Provides Business Updates

Company to Hold Conference Call Tuesday, August 9th at 11:00 a.m. ET

COLUMBIA, MD – August 9, 2011 – Celsion Corporation (NASDAQ:CLSN), a leading oncology drug development company, today announced financial results for the second quarter ended June 30, 2011, and provided a current business update, which includes development progress with ThermoDox®, Celsion's proprietary heat-activated liposomal encapsulation of doxorubicin currently under evaluation in a pivotal Phase III study, the HEAT study, in patients with non-resectable primary liver cancer and in a Phase I/II trial in patients with recurrent chest wall breast cancer.  The Company recently announced that the HEAT study, which is being conducted under a U.S. Food and Drug Administration (FDA) Special Protocol Assessment, has received FDA Fast Track Designation and has been designated as a Priority Trial for liver cancer by the National Institutes of Health, has reached its enrollment target of 600 patients.

"Celsion has made tremendous progress since the beginning of the second quarter, having achieved some of our most important goals to date in the development of ThermoDox® and in our evolution as a biopharmaceutical company,” said Michael H. Tardugno, Celsion's President and Chief Executive Officer.  “Now that Celsion has reached its enrollment target for the Phase III HEAT study, our sights are set on the next phases of the development strategy, including the development of a commercial manufacturing process for ThermoDox® in primary liver cancer and the expansion of our technology platform into additional indications.  In support of these efforts, we have recently raised over $33 million in capital, expanded our intellectual property estate, added key members to the Celsion team and announced a relocation of the Company to an area that will support our anticipated growth.  We look forward to continuing to build on the Company’s momentum as the potential of ThermoDox® is revealed in the coming months. "

Financial Results

For the second quarter ended June 30, 2011, Celsion reported a net loss of $6.9 million, or $0.42 per share, compared to a net loss of $2.6 million, or $0.22 per share, in the same period of 2010. For the first half of 2011, net cash used in operations was $11.4 million compared to $6.8 million in the same period of 2010.  Celsion reported a net loss of $10.7 million, or $0.72 per share, for the first six months of 2011, compared to a net loss of $8.8 million, or $0.72 per share, for the same period of 2010. In the second quarter of 2011, Celsion recorded a $586,000 non-cash charge related to the change in the common stock warrant liability. In the same period of 2010, the Company recorded a non-cash benefit of $1.8 million related to the change in the warrant liability. In the first half of 2011, Celsion recorded a $418,000 non-cash charge related to the change in the common stock warrant liability compared to a non-cash benefit of $259,000 in the same period last year.

Compared to the prior year, research and development costs were $1.5 million higher in the second quarter of 2011, primarily due to increased costs for investigator grants, monitoring costs and milestone payments associated with higher patient enrollment levels for the Company’s Phase III HEAT study. Also contributing to this increase were activities associated with late stage/commercial manufacturing for ThermoDox®. General and administrative expenses increased $256,000 (25%) in the quarter ended June 30, 2011 as a result of higher outside professional services and personnel costs.

For the second quarter ended June 30, 2011, net cash used in operations was $7.0 million. The Company ended the quarter with $5.5 million of cash and investments.  This figure included gross proceeds of $8.6 million from a private placement financing and $2.8 million from two draws and sales under the Company’s Committed Equity Financing Facility will Small Cap Biotech Value, Ltd. during the second quarter of 2011.  Since the beginning of the second quarter, the Company has raised gross proceeds of $33.6 million in three equity financings, $25 million of which was raised after the close of the quarter.  The financings included:

•	In June, a private placement of $8.6 million in common stock and warrants.

•	In July, a registered direct offering of $6.6 million in common stock and warrants.

•
In July, sales of an aggregate $18.4 million of the Company's securities, of which $13.0 million was from institutional investors in a registered direct offering and an additional $5.4 million was from other investors in a private placement.

Recent Business Highlights

•
In August, Celsion announced that it had reached its pre-planned enrollment objective of 600 patients in the Company’s pivotal, Phase III HEAT study, a multinational, randomized, double-blind, placebo-controlled clinical study of ThermoDox® in combination with radio frequency ablation (RFA) for the treatment of primary liver cancer. The enrollment objective was established so that the study’s primary end point, progression-free survival, can be achieved with adequate statistical power, and is one of two triggers for an interim efficacy analysis by the study’s independent Data Monitoring Committee, the second being 190 progression-free survival events realized in the study population. The HEAT study is being conducted under a FDA Special Protocol Assessment, has received FDA Fast Track Designation and has been designated as a Priority Trial for primary liver cancer by the National Institutes of Health;

•
In April, Celsion was granted an additional U.S. Patent in the “Needham Patent Family” covering Temperature-Sensitive Liposomal technologies, including the ThermoDox® formulation.  The new patent provides coverage for a new method of loading active agents (such as doxorubicin or other active chemotherapy drugs) into liposomes which, with USPTO patent term adjustment, provides protection through February 13, 2021;

•
In April, Celsion was granted the Japanese counterpart of the “Needham” composition of matter patent, “Temperature-Sensitive Liposomal Formulation,” which is issued in various regions around the world, including the U.S. and the European Union;

•
In June, an independent Drug Safety Monitoring Board (DSMB) completed a review of safety data from the Phase I portion of Celsion’s DIGNITY Phase I/II study of ThermoDox® and hyperthermia in recurrent chest wall (RCW) breast cancer (the DIGNITY study), and unanimously recommended advancing from Phase I to Phase II at 50 mg/m2 of ThermoDox®;

•
In July, Celsion announced the appointment of Gregory Weaver, a Director on Celsion’s Board since 2005, to the role of Senior Vice President and Chief Financial Officer, the promotion of Jeffrey W. Church to the newly created role of Senior Vice President, Strategy and Investor Relations, and the appointment of Frederick Fritz as a Director; and

•
In July, Celsion announced plans to relocate its operation and corporate headquarters to Lawrenceville, New Jersey, and in close proximity to top biopharmaceutical companies, research institutions, academic centers and investment sources.

Quarterly Conference Call

The Company is hosting a conference call to provide a business update and discuss the second quarter 2011 results at 11:00 a.m. Eastern Time Tuesday, August 9, 2011. To participate in the call, interested parties may dial 1-866-431-5314 (Toll-Free/North America) or 1-719-325-2405 (International/Toll) and use Conference ID: 4577542 to register ten minutes before the call is scheduled to begin. The call will also be broadcast live on the internet at http://www.celsion.com.

The call will be archived for replay on August 9, 2011 at 2:00 p.m. ET and will remain available until August 16, 2011. The replay can be accessed at 1-877-870-5176 (Toll-Free/North America) or 1-858-384-5517 (International/Toll) using Conference ID: 4577542. An audio replay of the call will also be available on the Company's website, http://www.celsion.com, for 30 days after 2:00 p.m. ET Tuesday, August 9, 2011.

About Primary Liver Cancer

Primary liver cancer is one of the most deadly forms of cancer and ranks as the fifth most common solid tumor cancer. The incidence of primary liver cancer is approximately 20,000 cases per year in the United States, approximately 40,000 cases per year in Europe and is rapidly growing worldwide at approximately 700,000 cases per year, due to the high prevalence of Hepatitis B and C in developing countries. The standard first-line treatment for liver cancer is surgical resection of the tumor; however, 90% of patients are ineligible for surgery. Radio frequency ablation (RFA) has increasingly become the standard of care for non-resectable liver tumors, but the treatment becomes less effective for larger tumors. There are few non-surgical therapeutic treatment options available as radiation therapy and chemotherapy are largely ineffective in the treatment of primary liver cancer.

About ThermoDox® and the Phase III HEAT Study

ThermoDox® is a proprietary heat-activated liposomal encapsulation of doxorubicin, an approved and frequently used oncology drug for the treatment of a wide range of cancers. In the HEAT Study, ThermoDox® is administered intravenously in combination with RFA. Localized mild hyperthermia (39.5 - 42 degrees Celsius) created by the RFA releases the entrapped doxorubicin from the liposome. This delivery technology enables high concentrations of doxorubicin to be deposited preferentially in a targeted tumor.

For primary liver cancer, ThermoDox® is being evaluated in a 600 patient global Phase III study at 76 clinical sites under an FDA Special Protocol Assessment. The study is designed to evaluate the efficacy of ThermoDox® in combination with Radio Frequency Ablation (RFA) when compared to patients who receive RFA alone as the control. The primary endpoint for the study is progression-free survival (PFS) with a secondary confirmatory endpoint of overall survival. A pre-planned, unblinded interim efficacy analysis will be performed by the independent Data Monitoring Committee when enrollment in the HEAT Study is complete and 190 PFS events are realized in the study population. Additional information on the Company's ThermoDox® clinical studies may be found at www.clinicaltrials.gov.

About Celsion Corporation

Celsion is a leading oncology company dedicated to the development and commercialization of innovative cancer drugs including tumor-targeting treatments using focused heat energy in combination with heat-activated drug delivery systems. Celsion has research, license, or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, the University of Pisa, and the North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risk of clinical failures, delays, or increased costs, unforeseen changes in the course of our research and development activities and clinical trials; possible acquisitions of other technologies, assets or businesses; possible adverse actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Investor Contact

David Pitts
Argot Partners
212-600-1902
David@argotpartners.com

Celsion Corporation
Condensed Statements of Operations

(in thousands except for per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010

Licensing revenue	$-	$-	$2,000	$-

Operating expenses:
Research and development	4,964	3,439	9,313	6,715
General and administrative	1,282	1,026	2,497	2,324
Total operating expenses	6,246	4,465	11,810	9,039

Loss from operations	(6,246)	(4,465)	(9,810)	(9,039)

Other (expense) income:
(Loss) gain from valuation of common stock warrant liability	(586)	1,829	(418)	259
Interest, dividends and other expense, net	(112)	5	(480)	4
Total other (expense) income, net	(698)	1,834	(898)	263

Net Loss	$(6,944)	$(2,631)	$(10,708)	$(8,776)

Net loss per common share – basic and diluted	$(0.42)	$(0.22)	$(0.72)	$(0.72)

Weighted average common shares outstanding – basic and diluted	16,366	12,232	14,914	12,208

Celsion Corporation
Selected Balance Sheet Information
(in thousands)

ASSETS	(Unaudited) June 30, 2011	December 31, 2010

Current assets
Cash and cash equivalents	$5,380	$1.139
Short term investments	134	396
Prepaid expenses and other current assets	694	492
Total current assets	6,208	2,027

Property and equipment	479	378

Other assets
Deferred financing fees	86	-
Deposits and other assets	77	77
Patent license fees, net	39	43
Total other assets	202	120

Total assets	$6,889	$2,525

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$5,016	$6,673
Note payable - current portion	120	123
Total current liabilities	5,136	6,796

Common stock warrant liability	666	248
Other liabilities – noncurrent portion	-	57

8% Series A Redeemable Convertible Preferred Stock	597	-
Total liabilities	6,399	7,101

Stockholders' equity (deficit)
Common stock	205	141
Additional paid-in capital	114,958	99,317
Accumulated other comprehensive income (loss)	22	(18)
Accumulated deficit	(111,675)	(100,939)
Subtotal	3,510	(1,499)
Less: Treasury stock	(3,020)	(3,077)
Total stockholders' equity (deficit)	490	(4,576)

Total liabilities and stockholders' equity (deficit)	$6,889	$2,525